Exhibits 4.19

SUPPLY CONTRACT FOR GOODS AND SERVICES IN RELATION TO THE IMPLEMENTATION OF THE GSM MOBILE TELEPHONE SERVICES SYSTEM BETWEEN

TIM

AND

SIEMENS

* represents omitted information, which is the subject of a request for confidential treatment with the SEC

SUPPLY CONTRACT

TABLE OF CONTENTS

1.	DEFINITIONS AND ATTACHMENTS	5
2.	OBJECT	12
3.	PRODUCTION	14
4.	PRICES	15
5.	UP-DATE OF UNIT PRICES	15
6.	PAYMENT TERMS AND CONDITIONS	16
7.	INVOICING	17
8.	AQUIESCENCE BY BNDES	20
9.	DEDUCTIONS AND RETENTIONS	21
10.	PAYMENT PROCEDURES	22
11.	TERM	22
12.	DUTIES AND OBLIGATIONS OF THE PARTIES	23
13.	RESPONSIBILITIES	26
14.	CONTRACT MANAGEMENT AND EXECUTION	27
15.	EVENTS (MILESTONES)	28
16.	PROGRESS, INSPECTION AND TEST REPORTS	28
17.	TRANSFER OF OWNERSHIP AND RISKS	29
18.	SOFTWARE LICENSES AND INTELLECTUAL PROPERTY RIGHTS	29
19.	TECHNICAL WARANTIES	31
20.	PERFORMANCE BOND	35
21.	IMPORTATION OF GOODS	36
22.	INSURANCE	37
23.	TAXES	38
24.	PENALTIES	38
25.	RESCISION	41
26.	FORCE MAJEUR	42
27.	CONFIDENTIALITY	42
28.	ARBITRATION	43
29.	JOINT RESPONSIBILITY	44
30.	GENERAL DISPOSITIONS	44

Throuh this contract for supply of GOODS and SERVICES, on one side,

TIM SUL S.A. (new company name for TELEPAR CELULAR S.A., incorporator for TELESC CELULAR S.A. and CTMR CELULAR S.A.), company in private law, with head offices at Rua Comendador Araújo, nº 299, Centro, in the City of Curitiba, State of Paraná, registered in the CNPJ sob nº 02.332.397/0001-44, henceforth individually called “TIM SUL”; and

TIM CELULAR S.A. (new company name for PORTALE SÃO PAULO S.A. and incorporator for PORTALE RIO NORTE S.A. and TIM CELULAR CENTRO SUL S.A.), company in private law, with head offices at Av. Giovanni Gronchi, nº 7143, Vila Andrade, in the City of São Paulo, State of São Paulo, registered in the CNPJ under no. 04.206.050/0001-80, henceforth called “TIM CELULAR”;

In this act represented in the form defined in their By-Laws, henceforth called, jointly, “TIM”; only for reference purposes, with no loss to being considered per se autonomous and independent contracting parties;

and, on the other side,

SIEMENS LTDA., with head offices at Avenida Mutinga no. 3800, City of São Paulo, State of São Paulo – CEP: 05110-901, registered in the CNPJ/MF under number 44.013.159/0001-16, in this act represented in the form defined in their By-Laws, henceforth called “SSP”;

DFV TELECOMUNICAÇÕES E INFORMÁTICA S.A., with head offices at Avenida Mutinga no. 3800, 3º andar, parte, City of São Paulo, State of São Paulo – CEP: 05110-901, registered in the CNPJ/MF under number 67.071.001/0001-06, in this act represented in the form defined in their By-Laws, henceforth called “DFV”;

SIEMENS MOBILE COMMUNICATIONS S.p.A., duly constituted company under the terms of Italian laws, with head offices at Viale Piero e Alberto Pirelli, 10 20126 Milan, Italy, in this act represented in the form defined in their By-Laws, henceforth called “SITA”; and

SIEMENS ENGENHARIA E SERVICE LTDA., with head offices at Avenida Eduardo R. Daher, nº 1135, Centro, Municipality of Itapecerica da Serra, State of São Paulo, registered in the CNPJ/MF under number 01.607.349/0001-59, in this act represented in the form defined in their By-Laws, henceforth called “SES”.

With SSP, DFV, SITA e SES, henceforth being collectively called “SIEMENS”,

With TIM and SIEMENS also being individually called “PARTY” and together called “PARTIES”.

CONSIDERING THAT TIM and SIEMENS have negotiated the terms and conditions for the supply of GOODS and SERVICES TO TIM’S GSM network;

CONSIDERING THAT TIM tendered SIEMENS a price quote request (“RFQ”) for the supply of GOODS and SERVICES for the GSM network in Brazil, Ref. RFQ-NW-089/02 on November 04th 2002;

CONSIDERING THAT, in answer to RFQ, SIEMENS delivered to TIM the Commercial Proposition dated December 03rd 2002, in relation to the supply GOODS and SERVICES for the GSM network in Brazil (the “Commercial Proposition”), according to the description supplied in RFQ;

They decide to sign this contract for supply of GOODS and SERVICES (“CONTRACT”), in the terms of the following clauses and conditions:

1. DEFINITIONS AND ATTACHMENTS

1.1 Definitions

1.1.1 The terms and expressions listed following shall be interpreted in accordance with the following definitions, when used in this CONTRACT, including in its ATTACHMENTS:

ACCEPTANCE: means INITIAL and/or FINAL ACCEPTANCE.

ORDER ACCEPTANCE: means agreement in writing on SIEMENS’s part, of the terms and conditions stated in any PURCHASE ORDER issued by TIM in accordance with ATTACHMENT 3.

FINAL ACCEPTANCE: means for each SITE, (i) the end of the TEMPORARY OPERATION PERIOD; and (ii) release of all items in the PUNCHLIST in accordance with the conditions defined in ATTACHMENT 5.

INITIAL ACCEPTANCE or TEMPORARY ACCEPTANCE: means for each SITE: (i) satisfactory verification and/or test of every ITEM supplied, in order to verify whether they are in compliance with the TECHNICAL SPECIFICATIONS; AND (ii) issuance of the PUNCHLIST, where applicable according to the conditions defined in ATTACHMENT 5.

AFFILIATED: means any society or company that under the terms of Law no. 6,404/76, controls or is controlled by, directly or indirectly, one of the PARTIES.

ANATEL: means National Telecommunications Agency (Agência Nacional de Telecomunicações) in Brazil.

ATTACHMENT(S): means any and all attachments to this CONTRACT.

COMMERCIAL ACTIVATION OF THE SITE: means activation of the SITE for commercial use.

GOODS: means, together or in isolation, according to the context, HARDWARE, SPARE PARTS, DOCUMENTATION AND SOFTWARE to be supplied by SIEMENS under the terms and conditions of this CONTRACT.

GOODS WITH IMPORTED COMPONENTS: Means LOCAL GOODS with imported inputs.

IMPORTED GOODS: means GOODS imported by TIM from SITA, in compliance with this CONTRACT.

LOCAL GOODS: means GOODS produced in Brazil or nationalized.

TEST BOOK: means the set of test protocols for the SYSTEM or for parts of the SYSTEM according to what has been agreed by the PARTIES.

RATIFICATION CERTIFICATE: means a formal document issued by ANATEL, based on existing regulations, attesting to the approval of the technical characteristics of the HARDWARE.

COMMERCIAL LAUNCH: means onset of commercial operation. COMMERCIAL LAUNCH is not characterized by use of the SYSTEM in addressing USERS IN TEST.

CONTRACT: means this contract for supply of GOODS and SERVICES, between TIM and SIEMENS, as well as all its ATTACHMENTS.

SCHEDULE: means the period agreed by the PARTIES, in each PURCHASE ORDER or in other related documents drafted by the PARTIES for this purpose, within which SIEMENS shall deliver and/or render the GOODS and SERVICES (as the case may be), in accordance with the LEAD TIMES.

BASE DATE: means December 01st 2002.

DOCUMENTATION: means any and all explanatory or informative material and presentations relative to the SOFTWARE, HARDWARE, SPARE PARTS and SERVICES, in printed or electronic media, which shall be supplied by SIEMENS in compliance with this CONTRACT, including manuals, descriptions, specifications, user and/or installation instructions, diagrams, printed material, lists and flowcharts.

SITE DOCUMENTATION: means all the documentation relative to a SITE, to be supplied by SIEMENS to TIM, as described in ATTACHMENT 4.

DOCUMENTATION READY FOR FIRE UP: means documentation composed of the TEST BOOK and by READY FOR FIRE UP (RFFU) statement, issued by SIEMENS.

FINAL ACCEPTANCE NOTICE DOCUMENT (FAD): means the Final Acceptance Notice Document issued by SIEMENS to inform TIM that the SITE has been accepted, in conditions equivalent to the FAT. Said document will have the same value as a FAT, according to the provisions of ATTACHMENT 5.

COLLECTION DOCUMENT(S): means any and all legally valid collection document(s) used in collecting values for the GOODS and SERVICES supplied by SIEMENS, such as invoices, duly accompanied of any correction letters, when needed; service invoices; debit notes; duplicate notes; list of supply invoices or collection receipts.

NETWORK ELEMENT: means any GOOD that is supplied and/or installed and/or tested as an autonomous part performing a specific functionality within the scope of the SYSTEM, such as, but not limited to: BSC – Base Station Controller, BTS – Base Transceptor Station, OMC – Operation and Maintenance Center and Microwave Backbone (High frequency, broad band link).

TECHNICAL SPECIFICATIONS: means the SYSTEM’s technical and functional specifications, specified in ATTACHMENT 4 of this CONTRACT.

CRITICAL FUNCTIONAL FAILURE: means any and all failures that impair, totally or partially, delivery of SMP and/or added value services to the final user, traffic and/or billing, as long as not stemming from use not in compliance with the function and design TECHNICAL SPECIFICATIONS, as well as lack of preventive or corrective maintenance on TIM’s part and/or VANDALISM actions.

SYSTEMATIC FAILURE: means any and all failures that occur more than three times in the SYSTEM, during the ACCEPTANCE period, due to problems in one or more functions, or in one or more NETWORK ELEMENTS, as long as not resulting from use not in compliance with the function and design TECHNICAL SPECIFICATIONS, as well as lack of preventive or corrective maintenance on TIM’s part and/or VANDALISM actions.

SYSTEMIC FAILURE(S): means failure related to the capacity for interconnected operation of the object of ACCEPTANCE with other NETWORK ELEMENTS that impact on its operation, as long as not caused by failure or lack of preventive or corrective maintenance on TIM’s part and/or VANDALISM actions.

PROJECT MANAGER: means the person appointed by TIM and the person appointed by SIEMENS, responsible for managing the implementation of the SYSTEM and for inspecting, installing and operating the GOODS and SERVICES, in compliance with the provisions contained in this CONTRACT.

GSM (Global System for Mobile Communication): means the Global System for Mobile Communication.

HARDWARE: means the hardware, as specified in ATTACHMENT 4 of this CONTRACT, that will be supplied by SIEMENS to TIM.
OEM HARDWARE: means the imported HARDWARE, manufactured by third parties and supplied by SIEMENS under the terms of this CONTRACT.

I&C (INSTALLATION & COMMISSIONING): means the activities related to installation and functional and system tests, for the purpose of placing the GOODS in operation, so that the SITE will be ready for acceptance/integration. Includes drafting of the preliminary installation project and the effetive placement of the equipment and the drafting of the definitive installation project. INSTALLATION SERVICES do not include any form of reconfiguration or optimization activity nor the actual physical assembly of the equipment.

CONFIDENTIAL INFORMATION: means the SOFTWARE and any respective DOCUMENTATION, in any medium, and any UPDATES or UPGRADES; (b) the terms of ATTACHMENTS 1 and 4 to this CONTRACT; and (c) technical, commercial, financial, marketing or other written information relative to inventions or products, serviCEs, research and development, production, manufacture or engineering processes, costs, information about profits or margins, employee and client qualification, whether belonging to TIM or SIEMENS, as well as present or future business plans of both PARTIES in relation to the object of this CONTRACT.

IN SERVICE CERTIFICATE: means the document issued by SIEMENS to inform TIM that the SITE hás been initially accepted in conditions equivalent to IAT. Said document will have the same value as IAT, as defined in ATTACHMENT 5.

ITEM(S): means any and all HARDWARE, SOFTWARE, SPARE PARTS, SERVICES and DOCUMENTATION.

LEAD TIME: according to the case, this means the period between ACCEPTANCE OF THE ORDER for GOODS to be supplied and SERVICES to be performed and the date of RFFU or the period between RFI and RFFU, as specified in ATTACHMENT 5.

PRICE LIST: means the list of UNIT PRICES specifying the prices for LOCAL GOODS and SERVICES and GOODS WITH IMPORTED COMPONENTS IN Reals and for IMPORTED GOODS in North-American Dollars, valid for this CONTRACT, and relative to each GOOD or SERVICE as provided for in ATTACHMENT 1.

RESPONSiBILITY MATRIX: means the list of duties and obligations established in ATTACHMENT 2.

CIVIL WORKS: means the activities to be provided for demolition, construction and refurbishing (for example, ventilation and air-conditioning, roads, leveling work, fences, structural improvements, lighting, cabling, etc.) on a SITE for the purpose of ensuring the SITE will be ready and suited for installing the GOODS.

ON AIR: means the state wherein the SITE is installed and tested, in operating conditions, in accordance with SIEMENS’s supply scope, not being in the state of commercial operation.

SPARE PARTS: means a replacement ITEM for HARDWARE or SOFTWARE to be used in maintenance operations.

PURCHASE ORDERS: mean(s) the document(s) issued by TIM to SIEMENS, through which TIM request from SIEMENS supply of GOODS and/or SERVICES related to this CONTRACT, and must include, among other data, a description of the GOODS and/or SERVICES, the respective quantities and the corresponding SCHEDULE, which will become part of this CONTRACT once accepted by SIEMENS, or considered accepted in compliance with ATTACHMENT 3.

ACCEPTED PURCHASE ORDER(S): means the PURCHASE ORDER(S) issued by TIM and accepted by SIEMENS or considered accepted in compliance with ATTACHMENT 3.

PENDING: means ITEMS missing, not working, working inadequately or in conditions affecting the safety or people and/or objects.

TEMPORARY OPERATION PERIOD (TOP): means the period defined in ATTACHMENT 5 to this Contract.

PERFORMANCE BOND: means the bond letter to be granted to TIM, in accordance with Clause 20 of this CONTRACT.

SALES SPREADSHEET (“SS”): means the document that consolidates the ITEMS, their quantities in accordance with the conditions and the prices defined for each SITE in compliance with the PRICE LIST after reception of the respective PURCHASE ORDER, addressing the provisions contained in ATTACHMENT 3.

UNIT PRICES: means the prices listed for each ITEM to be supplied in compliance with the conditions established in ATTACHMENT 1.

PUNCHLIST: means the PENDING list signed by the PARTIES at the end of an inspection and performing the ACCEPTANCE TESTS on the READY FOR FIRE UP (RFFU) date;

READY FOR FIRE UP (RFFU): means the document issued by SIEMENS to TIM according to ATTACHMENT 5.

READY FOR INSTALLATION (RFI): means the document issued by TIM to SIEMENS according to ATTACHMENT 5.

SERVICES: means any and all services to be delivered by SIEMENS under this CONTRACT.

ADDITIONAL SERVICES: means additional services that are not part of the object of this CONTRACT, and that will be delivered by SIEMENS after specific agreement with TIM, in writing.

SYSTEM: means the set of GOODS and SERVICES to be supplied by SIEMENS to TIM, in accordance with this CONTRACT.

SITE(S): means the physical premises where the GOODS will be installed and/or the SERVICES delivered.

SMP: means Personal Mobile Service.

SOFTWARE: means the computer software to be supplied by SIEMENS to TIM under this CONTRACT, including applicative, database and any interfaces.

BASIC SOFTWARE: means the SOFTWARE not bound to the quantitative aspect for the NETWORK ELEMENTS, subscribers and/or data capacity transmission.

SOFTWARE PAY-AS-IT-GROWS: means SOFTWARE linked to the quantitative aspect for the NETWORK ELEMENTS, subscribers and/or data capacity transmission.

SUSPENSION: means the period of time of the temporary suspension of the execution of the object of one or more PURCHASE ORDER(S), wholly or in part, in accordance with ATTACHMENT 3.

EXCHANGE RATE: means the official Real / North-American Dollar exchange rate published by Banco Central do Brasil through the SISBACEN Data System, PTAX 800 transaction– Sales Option 5 (closing quote), for each day.

INITIAL ACCEPTANCE TERM (IAT): means the document issued by TIM, certifying that all INITIAL ACCEPTANCE conditions have been fulfilled.

FINAL ACCEPTANCE TERM (FAT): means the document issued by TIM, certifying that all FINAL ACCEPTANCE conditions have been fulfilled.

ACCEPTANCE TEST(S): means the tests agreed in ATTACHMENT 5 for the purpose of performing acceptance as specified in this ATTACHMENT.

UPDATE: means SOFTWARE update, placed by SIEMENS at TIM’s disposal, containing the correction of flaws and/or enhancements or improvements, without containing new additional resources or applications.

UPGRADE: means SOFTWARE update, placed by SIEMENS at TIM’s disposal, containing new resources or applications.

USERS IN TEST: means the limited number of users selected by TIM to use the SYSTEM or parts thereof for the purpose of allowing TIM to test the SYSTEM and/or train its own staff in its operation and maintenance.

VANDALISM: actions by third parties (not from SIEMENS, TIM or sub-contrators from either PARTY), performed in unauthorized access to the SITE character, resulting in damagers and/or losses of any nature to the GOODS and SERVICES therein found or with installation/performance underway.

1.2 ATTACHMENTS

1.2.1. The ATTACHMENTS listed below are part of this CONTRACT:

ATTACHMENT 1:	LIST OF PRICES, DISCOUNTS AND VOUCHERS
ATTACHMENT 2:	RESPONSIBILITY MATRIX
ATTACHMENT 3:	PROCEDURE FOR PURCHASE ORDER
ATTACHMENT 4:	TECHNICAL SPECIFICATIONS
ATTACHMENT 5:	TEST AND ACCEPTANCE PROCEDURES
ATTACHMENT 6:	PERFORMANCE BOND
ATTACHMENT 7:	SOFTWARE LICENSE FOR IMPORTED GOODS
ATTACHMENT 8:	DEMAND PLANNING

1.2.2. In case of doubt and/or contradiction between the CONTRACT and its ATTACHMENTS, the provisions contained in the CONTRACT shall prevail over those contained in the ATTACHMENTS, except in relation to technical nature issues clearly defined in the ATTACHMENTS.

1.2.3. In case of doubts in relation to provisions in different ATTACHMENTS, these should be settled in such a way as to address the necessary specifications for the adequate execution of the object of the CONTRACT.

2. OBJECT

2.1. The object of this CONTRACT consists in the supply and installation of the SYSTEM by SIEMENS to TIM, according to the ACCEPTED PURCHASE ORDERS, in the regions below:

a)	The States of Paraná and Santa Catarina and the City of Pelotas;
b)	The States of Rio de Janeiro and Espírito Santo and the remaining cities in the State of Rio Grande do Sul.

2.2 The object of this CONTRACT is:

(a) Supply by SIEMENS to TIM, in compliance with the PURCHASE ORDERS ACCEPTED, of HARDWARE, SOFTWARE, DOCUMENTATION, SPARE PARTS, as well as (b) rendering of SERVICES, in compliance with the PURCHASE ORDERS ACCEPTED, needed for the implementation of the SYSTEM in accordance with the TECHNICAL SPECIFICATIONS established in this CONTRACT.

(b) Supply and rendering of SERVICES object of this CONTRACT will de distributed among the SSP, SES, DFV and SITA companies, as follows:
(i) SSP: supply of HARDWARE for GOODS and SPARE PARTS, DOCUMENTATION e installation materials;
(ii) SES: I&C, project management and training of professionals appointed by TIM;
(iii) DFV: supply of SOFTWARE and of LOCAL GOODS, according to the PRICE LIST;
(iv) SITA: supply HARDWARE and SOFTWARE for IMPORTED GOODS, according to the PRICE LIST.
2.2.1 Each SIEMENS company shall invoice against TIM their respective supply operations, as well as any rendering of SERVICES within their scope.

2.3. This CONTRACT foresees SIEMENS’s duty to supply TIM with the GOODS and SERVICES in accordance with the PURCHASE ORDERS ACCEPTED. TIM will only commit to the GOODS and SERVICES object of the PURCHASE ORDERS it duly issues, at its sole discretion, and accepted by SIEMENS, with TIM having to address the minimum quantities and conditions foreseen in Schedule A of ATTACHMENT 1 to this CONTRACT.

2.3.1. Delivery of GOODS and rendering of SERVICES can only be initiated by SIEMENS by way of issuance of the respective PURCHASE ORDERS by TIM and their acceptance by SIEMENS.

2.3.2. The PARTIES agree that there is no commitment by TIM to reimburse eventual expenses that might be incurred by SIEMENS stemming from the execution of this CONTRACT.

2.3.3. Should TIM come to acquire any GOODS or SERVICES needed for the GSM networks relative to the regions mentioned in clause 2.1(a) and (b) above, such purchase must, mandatorily, be made from SIEMENS, limiting this mandatory nature of the pruchase to the conditions defined in ATTACHMENT 1 to this CONTRACT and to the term defined for this CONTRACT.

2.3.4. SIEMENS shall, according to the respective PURCHASE ORDER ACCEPTED and other conditions defined in this CONTRACT, supply, install, commission and test the SYSTEM, including the HARDWARE, SOFTWARE, DOCUMENTATION, SPARE PARTS and SERVICES.

2.4. Any and all request for changes in the GOODS and/or SERVICES made by the PARTIES shall agreed in writing, based on the terms and conditions established in this CONTRACT.

2.5. TIM will be able to suspend temporarily the execution of the activities whose PURCHASE ORDERS have already been issued and accepted by SIEMENS, addressing the procedures established in ATTACHMENT 3.

2.6. The GOODS and SERVICES to be supplied/rendered in the terms of this CONTRACT can be found listed in ATTACHMENT 1 and the responsIbiliTY MATRIX is defined in ATTACHMENT 2.

2.7. SIEMENS ensures that the GOODS and SERVICES must address the TECHNICAL SPECIFICATIONS established in ATTACHMENT 4. The TECHNICAL SPECIFICATIONS may be updated or modified, as long as there is prior agreement in writing by the PARTIES.

2.8. SIEMENS will take on all the necessary expenses for the execution of the object of this CONTRACT, including, without limitation, accommodation, meals and transportation for its employees, legal representatives or their substitutes. TIM shall not, in any way, be mandated to reimburse any said expense.

3. PRODUCTION

3.1 The GOODS listed in ATTACHMENT 1, as being of local manufacture, will be produced in Brazil, except where otherwise agreed in writing by the PARTIES.

3.2 TIM is authorized to inspect SSP’s Brazilian plants, having free access to these, as long as SSP is notified in writing with a minimum advance notice of 5 (five) working days.

3.3 Should the declared country(ies) of origin for the GOODS be considered incorrect by any competent Brazilian authority, TIM will notify SIEMENS of the fact, specifying the reason for the irregularity. It is agreed between the PARTIES that, in the event this shall pass, TIM will be entitled to retaining the payments foreseen in this CONTRACT and owed to SIEMENS.

3.4 Should SIEMENS intend to subcontract out part of its obligations under this CONTRACT to third parties, it shall, by way of written notice, inform TIM in relation to the subcontractors. TIM will be entitled to reject the subcontractor(s) appointed by SIEMENS within a term of 10 (ten) days after receiving the notification sent by SIEMENS. Once the 10 (ten) day term has expired without any negative manifestation, in writing, by TIM, the subcontractor appointed by SIEMENS shall be considered accepted. In any circumstance, SIEMENS will remain fully accountable for the actions and/or omissions of its subcontractors and the proper execution of this CONTRACT.

4. PRICES

4.1. General Dispositions

4.1.1. *

4.1.2. *

4.1.3. *

4.1.3.1. *

4.1.4. The PARTIES are in agreement with the fact that TIM will be entitled to require from SIEMENS ADDITIONAL GOODS and SERVICES, initially not included in ATTACHMENT 1, and that SIEMENS, should it consider to be technically and commercially feasible, shall supply these additional items in accordance with the supply conditions of this CONTRACT, except in relation to prices, which shall be agreed between the PARTIES. Should this be the case, SIEMENS shall offer TIM a proposition for said supply.

4.1.5 In case of discrepancies between the values found on PURCHASE ORDERS AND those for UNIT PRICES, then UNIT PRICES shall prevail.

4.1.6 *

4.2. Price Structure

4.2.1 UNIT PRICES related to this CONTRACT have the following base structure:

4.2.2 UNIT PRICES for IMPORTED GOODS are quoted in North-American Dollars and UNIT PRICES for LOCAL GOODS and SERVICES are quoted in Brazilian Reals and monetarily updated in accordance with sub-clause 5.3.

4.2.3 *

5. UNIT PRICES UPDATES

5.1. GENERAL COMMENTS

For the purpose of calculating the update of UNIT PRICES, the first 3 (three) decimal places will be considered, addressing the dispositions contained in ATTACHMENT 1 to this CONTRACT.

5.2. IMPORTED GOODS

UNIT PRICES for IMPORTED GOODS established in ATTACHMENT 1 are fixed and must be paid in compliance with sub-clause 6.1.

5.3. SERVICES and LOCAL GOODS

5.3.1 *

5.3.2 *

5.4. GOODS WITH IMPORTED COMPONENTS

5.4.1 *

5.4.2 *

5.4.2.1 *
5.4.2.2 *

5.5 BEST PRICE CLAUSE

5.5.1 *

5.5.2 *

6. TERMS AND PAYMENT CONDITIONS

6.1. IMPORTED GOODS

6.1.1 *

6.1.2 UNIT PRICE for IMPORTED GOODS will be invoiced by SITA in two parts, one for HARDWARE and another for SOFTWARE. In so far as concerns the COLLECTION DOCUMENTS for SOFTWARE, the original ‘DARF’(Collection Document for the Internal Revenue Service - Documento de Arrecadação da Receita Federal) document, for the mandatory income tax retention at the source for the COLLECTION DOCUMENTS for SOFTWARE, must be sent directly to SIEMENS through registered mail with receipt notice within 5 (five) working days counted from the date of payment.

6.1.3 *

6.2 LOCAL GOODS, GOODS WITH IMPORTED COMPONENTS and SERVICES

6.2.1 Both, SSP and SES, shall issue COLLECTION DOCUMENTS in Reals for LOCAL GOODS, GOODS WITH IMPORTED COMPONENTS e SERVICES, in compliance with the UNIT PRICES quoted in ATTACHMENT 1. TIM shall settle said COLLECTION DOCUMENTS addressing the following payment conditions:

6.2.1.1 *
6.2.1.2 *

6.3 SERVICES

6.3.1 *

6.4. SPARE PARTS

6.4.1 *

6.5. DOCUMENTATION

6.5.1 *

6.6. DELAY IN PAYMENT

6.6.1. *

6.6.2 *

6.6.3. *

7. INVOICING

7.1. ON THE ISSUANCE OF THE COLLECTION DOCUMENT

7.1.1. Each COLLECTION DOCUMENT issued by SIEMENS must contain the following information:

(i) Number and date of the PURCHASE ORDER and the reference number for the respective ITEM;
(ii) ITEM on the PRICE LIST and the corresponding value; (iii) FINAME code number, where applicable to the ITEM purchased;
(iv) Number of the internal order by TIM, when one exists and is informed by the company, and
(v) the SITE relative to the GOOD purchsed and/or the SERVICE rendered, when indicated by TIM on the PURCHASE ORDER.

7.2 LOCAL GOODS, GOODS WITH IMPORTED COMPONENTS and SERVICES

7.2.1. In so far as concerns LOCAL GOODS, GOODS WITH IMPORTED COMPONENTS and SERVICES, the following invoicing procedure should be used:

7.2.1.1. For the supply of LOCAL GOODS and GOODS WITH IMPORTED COMPONENTS to the SITE venue, SIEMENS will issue a supply invoice, in Reals, based on DDP values as per the provisions of ATTACHMENT 1.
7.2.1.2. For the rendering of SERVICES, SIEMENS will issue and invoice/service receipt, in Reals, for the SERVICES concluded under the terms of this CONTRACT.

7.2.1.3. After INITIAL ACCEPTANCE, SIEMENS will issue a COLLECTION DOCUMENTO in Reals for LOCAL GOODS, GOODS WITH IMPORTED COMPONENTS and SERVICES, based on the DDP values quoted in ATTACHMENT 1 declaring the payment terms and conditions, ACCORDING to the description contained in Sub-clause 6.2.

7.3 IMPORTED GOODS

7.3.1. In spo far as concerns IMPORTED GOODS the invoicing procedure foreseen in sub-clauses 6.1.1. and 6.1.2. of this CONTRACT.

7.4 RECEPTION OF COLLECTION DOCUMENTS

7.4.1 Supply invoices, as well as service invoices/receipts and other COLLECTION DOCUMENTS shall be delivered directly to the PROJECT MANAGER, or other person appointed and vested with powers by TIM to receive and sign off on the respective protocols for the COLLECTION DOCUMENTS.

7.4.2 SIEMENS is responsible for receiving any part, equipment or material related to the scope of this CONTRACT. Fpr this purpose, it will appoint one person who, in the field, will be responsible for reception and checking of every part, equipment or material received.

7.4.3 SIEMENS shall deliver TIM all its invoices for supply of GOODS in up to five working days from their issuance, except where the respective receiving SITES for the GOODS in case of point, are not ready or in condition to receive the respective GOOD. In these cases, the five working day count will begin after the effective delivery of the GOODS at the SITES.

7.4.4 Invoices/receipts for the SERVICES will be delivered directly to the PROJECT MANAGER, or other person appointed and vested with powers by TIM to receive and sign off on the respective protocols for the COLLECTION DOCUMENTS in up to five working days counted from the date of issuance. Notwithstanding this, Invoices/receipts for the SERVICES will be delivered up to the twenty-fifth day of the month of issuance. Should the twenty-fifth day not be a working day, the delivery date is moved back to the first working day before this date.

7.4.5 If the PROJECT MANAGER appointed in sub-clause 7.4.4. above refuse, without fair reason, to receive the GOODS and SERVICES and/or sign the COLLECTION DOCUMENTS, SIEMENS will inform TIM of the fact, in writing. If, within a maximum of 48 (forty-eight) hours counted from the date of this communication, TIM will not receive the GOODS, SERVICES and/or not sign the COLLECTION DOCUMENTS (with these being compliant with the terms of this CONTRACT), said items will be considered automatically delivered and accepted, and the COLLECTION DOCUMENTS accepted, for all legal and contractual purposes and intents.

7.4.6 It is agreed by the PARTIES that acceptance, express or tacit, of the COLLECTION DOCUMENT by the PROJECT MANAGER or other person appointed and vested with powers by TIM to receive and sign the respective protocols, will not release SIEMENS from its obligation to rectify or substitute, as warranted by the case, the COLLECTION DOCUMENT in the chance that TIM later finds any irregularity in relation to the terms of this CONTRACT.

7.4.7 SIEMENS, in any case, will present TIM with the respective COLLECTION DOCUMENTS with minimum advance of 30 (thirty) days counted from the respective due dates.

7.5 DELAYS AND/OR ERRORS

7.5.1 in case of delay in delivering the COLLECTION DOCUMENTS and/or errors identified in them, the following procedure applies:

a) if a possibility for correcting the COLLECTION DOCUMENT presented by SIEMENS exists, by way of a correction letter, TIM will then inform SIEMENS about said correction in up to 10 (ten) working days counted from the date of reception, and SIEMENS will deliver said letter to TIM within 3 (three) working days counted from the date of reception of TIM’s request;

b) in case it is not possible to correct the COLLECTION DOCUMENT presented by SIEMENS, by way of a correction letter, and it is necessary to substitute it with a new COLECTION DOCUMENT, TIM will return the first COLLECTION DOCUMENT to SIEMENS, in up to 10 (ten) working days, counted from the date of reception, informing in writing the irregular situation or the reason for return, in order to make new issuance possible.

7.5.2 TIM shall pay the COLLECTION DOCUMENT presented by SIEMENS in accordance with the payment conditions foreseen in clause 6. SIEMENS will deliver to TIM the COLLECTION DOCUMENT corrected iin up to 30 (thirty) days before the due date. In case this term is not addressed, TIM is entitled to postponing the payment for the same number of days corresponding to the delay foreseen in this sub-clause.

7.5.3 SIEMENS shall indemnify TIM for any penalty to which it becomes liable, before tax authorities or any other competent authority, caused by presenting an irregular COLLECTION DOCUMENT, including the invoice, or due to not presenting the document, having to bear any and all costs and/or losses stemming from such fact, as long as ascribable to SIEMENS.

8. AQUIESCENCE BY BNDES

8.1 Without any loss to sub-clause 8.6 beow, SIEMENS will act in compliance with all the relevant rules of the National Bank for Social and Economic Development – (Banco Nacional de Desenvolvimento Econômico e Social - BNDES) in so far as concerns the supply of LOCAL GOODS (except SOFTWARE), which must be addressed by the supplier for TIM to become eligible for funding by BNDES (“BNDES Norms”). It is agreed by the PARTIES that the values to be sought for funding under BNDES regulation will those relative to LOCAL GOODS (except SOFTWARE).

8.2 The COLLECTION DOCUMENTS issued by SIEMENS, related to the purchase of locally manufactured GOODS registered in the FINAME, must contain the code of the Special Agency for Industrial Funding (Agência Especial de Financiamento Industrial – FINAME), in compliance with the Computer Registry of Manufacturers (Cadastro de Fabricantes Informatizado - CFI/FINAME), as long as this code has been cleared by the date of issuance of the COLLECTION DOCUMENTS.

8.3 SIEMENS will be accountable for the accuracy and authenticity of all information supplied to TIM linked to addressing SIEMENS’s responsibilities.

8.4 TIM will not accept more than one invoice for parts of the same GOOD, when the GOOD is subject to funding by BNDES. All COLLECTION DOCUMENTS, including invoices, will be subject to return fpor correction, as long as this is possible, or postponement of due dates when they are not in compliance with the BNDES Norms or other procedures defined in this CONTRACT.

8.5 Without any loss to the right to claim payment for any damages suffered by TIM, in case SIEMENS is non-compliant with any of the obligations defined in this clause 8 and TIM does not qualify for obtaining funding in accordance with BNDES Norms for reasons proven to be ascribable to SIEMENS, TIM will be entitled to rescinding this CONTRACT, as long as SIEMENS is not capable of correcting the violation(s) within a period of 60 (sixty) days after being notified in writing by TIM, specifying when and in which circumstances the funding operations could not be obtained in accordance with BNDES Norms due to the violation of its obligations by SIEMENS.

8.6 SIEMENS will not be considered in violation of the responsibilities defined in this clause 8, if TIM’s proposition for funding from BNDES is refused or postponed for the following reasons:

(i) After signature of the CONTRACT, changes occur in any existing legislation, in government acts and/or in acts by authorities, refusal or delay in obtaining relevant licenses or approvals, that will affect adversely SIEMENS’s capacity to address the BNDES Norms;

(ii) When TIM purchases GOODS from SIEMENS that, due to accumulated base, exceed the quota for IMPORTED GOODS (except SOFTWARE) and/or SERVICES versus LOCAL GOODS (except SOFTWARE) and/or SERVICES required in accordance with BNDES Norms; and

(iii) The ocurrence of FORCE MAJEUR event.

8.7 SIEMENS guarantees that all LOCAL GOODS (except SOFTWARE), in response to the RFQ issued by SIEMENS correspond to the BNDES Norms.

9. DEDUCTIONS AND RETENTIONS

9.1 TIM will be entitled to, at its sole discretion, deduct and/or retain from any payment owed to SIEMENS any sums owed to SIEMENS by TIM stemming from this CONTRACT, including: (i) any damages liquidated and penalties in accordance with the provisions of clauseas 13 and 24, (ii) indemnity claims according to sub-clause 24.1, (iii) values charged from TIM, stemming from taxes and labor or social security claims, in relations to obligations or duties not addressed by SIEMENS foreseen in this CONTRACT or deriving from Law.

9.1.1. In the cases foreseen in sub-clause 9.1. above, TIM will notify SIEMENS with 30 (thirty) days in advance of the intended date for the deduction/retention, so that SIEMENS can release TIM from the above-mentioned claims, with this release remaining at the sole discretion of TIM. Should the values to be retained be in excess of the sum to be paid to SIEMENS, after the 30-day (thirty) period, TIM will be entitled to carrying out the deduction/retention in shorter term, in order to ensure the existence of balance to be deducted from or retained.

9.2 In case the sum to be retained should exceed the value of the COLLECTION DOCUMENTS, SIEMENS will settle the difference stemming from this within sixty (60) days counted from the date of reception of the respective communication issued by TIM.

9.3. The payment of sums owed to TIM by SIEMENS will be suspended in cases where:

(i) The documents required to perform payment, in compliance with the provisions established in this CONTRACT, are not presented; or

(ii) Errors and/or delays in issuance of COLLECTION DOCUMENTS in accordance with the terms and conditions presented in clause 7.5.

9.4. SSP, DFV and SES will supply TIM monthly with copies of the documents confirming the collection of social contributions (INSS and FGTS), for its staff, as well as for the staff of its Brazilain subcontractors (the “DOCUMENTS OF Social CONTRIBUTION”); with said DOCUMENTS OF SOCIAL CONTRIBUTION being relative to, and at least, the end of the 3rd (third) calendar month preceding their delivery date to TIM.

9.4.1. Should SSP, DFV or SES be remiss in addressing clause 9.4 above, TIM will be authorized to retain 100% (one hundred percent) of the payments owed to SSP, DFV or SES, unless where otherwise agreed by Siemens and TIM.

10. PAYMENT PROCEDURES

10.1 *

10.2 The above-mentioned information in sub-clause 10.1 will be updated with, at least, 15 (fifteen) days advance notice whenever SIEMENS needs to change the information previously supplied to TIM.

10.3 Incorrect information supplied by SIEMENS related to banking details will not be object of any penalty levied against TIM.

10.4. The value credited in SIEMENS’s bank account, once cleared and available, shall be considered due settlement for all payment obligations attributed to TIM in the respectiv COLLECTION DOCUMENT.

10.5. SIEMENS is strictly forbidden from receiving or executing credit titles, Sales of receivables, discounts, bank collection, invoicing, agreements or security credits stemming from this CONTRACT, totally or partially, without prior authorization in writing from TIM, with said authorization being waived in case such transactions occur between SIEMENS and Siemens Consultoria Ltda., with PARTIES having to agree on the corresponding operational procedures.

10.6 Should the bank chosen by TIM to carry out transfer of values owed to SIEMENS, charge any sort of fee, tariff or cost to perform the transfer, said fees, tariffs or costs will be totally absorbed by TIM.

11. TERM

11.1. The term of this CONTRACT begins on the date of its signature, producing retroactive effects to May 08th 2003, and will remain valid until December 31st 2004, and can be extended, through common agreement between the PARTIES, for equal and successive 6-month (six) periods until the numbers defined in ATTACHMENT 1, SCHEDULE A, to the CONTRACT.

12. DUTIES AND OBLIGATIduties and OBlIGAtionS of the PARTIES

12.1. DUTIES AND OBLIGATIONS OF SIEMENS

12.1.1 With no loss to any other obligation established in this CONTRACT, SIEMENS commits to:

a)	supply the SYSTEM, including the GOODS and SERVICES, all of the highest quality, adequate to their purposes and in conditions of affording integration with the SYSTEM as specified in ATTACHMENT4;
b)

carry out installation, tests and configuration services for the GOODS, deploying suitable technical labor to perform and supervise these activities, in accordance with the terms defined in this CONTRACT;

c)	supply the DOCUMENTATION related to the operation of the GOODS and SERVICES;
d)	attend, at its own costs, meetings with representatives from TIM, at any moment, whenever required by the latter, in writing, with a minimum of 24 (twenty-four) hours advance notice;
e)

promptly supply all the information concerning the execution of the CONTRACT, that are known by SIEMENS and are requested by TIM, as long as these do not refer to commercial and/or technical secrets belonging to SIEMENS;

f)	strictly observe the SCHEDULE, and having to inform TIM immediately about any occasional delay that might have happened or might come to happen;
g)

take every necessary step in relation to subcontractors in order to ensure the correct execution of this CONTRACT, having to replace them whenever requested by TIM by way of notification issued with a minimum of 30 (thirty) days advance notice, as long as the reason is duly justified, it being agreed that, in this case, the PARTIES shall discuss the influences of such substitution;

h)

remove, at its own responsibility and expenses, all packaging and surplus material from the GOODS, transporting them from the SITES where the GOODS were installed, in addition to preserving the GOODS in adequate conditions of preservation and cleanliness, addressing TIM’s regulations and procedures and any other government requirement, where applicable;

i)

whenever applicable, submit the DOCUMENTATION for approval by TIM, it being agreed that the eventual approval by TIM does not reduce or exclude SIEMENS’s responsibility in relation to the DOCUMENTATION;

j)	communicate immediately to TIM of any and all error or flaw detected, in the GOODS and/or SERVICES;
k)

allow and make it possible for TIM, by way of authorized representatives, at its own expenses and by way of prior written communication to SIEMENS with 5 (five) working of advance notice, to have free access to venues where activities related to performing this CONTRACT are being performed, however, with TIM preserving the confidential nature of any information to which it will have access; as well as maintaining records of every relevant event, communication, decisions, irregularities, observations and claims;

l)	obtain previous permission in writing from TIM in the case of access to SITES under TIM’s responsibility;
m)

purchase in its own name, except where agreed otherwise by the PARTIES, the GOODS to be supplied, being the sole responsible party for the respective payment, being forbideen the use of TIM’sname in these transactions;

n)	issue the reports requested by TIM in the format and terms previously duly agreed by the PARTIES;
o)

define and maintain at TIM’s disposal a technical and professional team large enough to address the requirements in relation to deadlines and quality defined in this CONTRACT, with said technical and professional team reporting to the PROJECT MANAGER appointed by SIEMENS, who will be responsible, among other activities, for performing the necessary interface with TIM;

p)	contract all the insurance required by TIM according to the provisions of clause 22;
q)

pay salaries, all labor and security charges, as well as any other charge required by the applicable legislation, of its staff and that of its subcontractors in relation to the object of this CONTRACT, with such obligations being exclusively its responsibility;

r)

address all obligations related to occupational safety rules applicable to the object of this CONTRACT, in compliance with the existing legislation, having the obligation of supplying all its employees and those of its subcontractors any and all collective or individual protection equipment (in particular hardhats, safety belts, etc.), as well as requiring their use and compliance with the pertinent rules, making sure of then proper use of said equipment items;

s)	supply, directly or by subcontracting, items produced locally duly registered in the FINAME, where applicable, in accordance with the legislation in force;
t)

provide in all HARDWARE, on visible sites, identification plates containing: name of the manufacturer registered, venue and date of manufacture of the item, in addition to its technical identification and serial number, in accordance with the legislation in force;

u)

once addressed the terms and conditions foreseen in clause 13, be fully responsible for any eventual accident or damages caused by its employees or subcontractors to TIM and to third parties, stemming from performing this CONTRACT;

v)

be totally responsible for its employees and subcontractors, including for the charges related to social security, accidents and any charges of administrative, punitive, tax ore civil nature, with SIEMENS being considered sole employer, it being expressly stated, as of this moment, that there is no form of labor bond between the employees and subcontractors of SIEMENS and TIM;

w)

be wholly responsible for the delivery of the GOODS and SERVICES to the SITES designated in accordance with the PURCHASE ORDERS ACCEPTED, being responsible, also, for all additional expenses resulting from delivery to wrong venues, as long as not caused through TIM’s fault, assuming all the transport-related risks in any case; and

x)	be totally responsible for the removal of any GOODS delivered to SITES, withouit having been requested by TIM.

12.2. DUTIES AND OBLIGATIONS OF TIM

12.2.1 With no loss to the other obligations foreseen in this CONTRACT, TIM commits to :

a)	address all its contract obligations in relation to SIEMENS, in the terms agreed in the CONTRACT;
b)	supply SIEMENS with all additional information about the object of this CONTRACT, upon request, in writing, as well as clarify any doubts related to this CONTRACT;
c)	approve or negate contracting of subcontractors by SIEMENS in the terms of clause 3.4;
d)	sign the INITIAL ACCEPTANCE TERM and the FINAL ACCEPTANCE TERM, whenever there is a respective INITIAL or FINAL ACCEPTANCE of the contract supply operations;
e)	issue PURCHASE ORDERS in compliance with ATTACHMENT 3, prior to the execution of said GOODS and SERVICES.
f)

authorize and ensure SIEMENS, throughout the term of this CONTRACT, free access to the SITES, in accordance with TIM’s internal rules, by SIEMENS staff and subcontractors, by way or previous request in writing from SIEMENS;

g)	communicate in writing and in due time to SIEMENS, whenever possible, the occurrence of impeding fact against the execution of any under its charge;
h)	supply all the documentation, as long as applicable and available, that might be requested by SIEMENS for the execution of the object of this CONTRACT;
i)	operate and maintain the GOODS, in accordance with the manuals and instructions delivered by SIEMENS;
j)	receive the GOODS and SERVICES delivered by SIEMENS, as long as they are in compliance with the conditions foreseen in this CONTRACT, signing the competent COLLECTION DOCUMENTS; and
k)	justify in writing the penalties that it will eventually impose on SIEMENS.

13. RESPONSIBILITIES

13.1. Once addressed the provisions defined in sub-clauses 13.1.1 to 13.1.4 below, SIEMENS becomes responsible for all claims, administrative and legal suits stemming from its proven action or lack thereof, omission, including those by its subcontractors, in relation to this CONTRACT, releasing TIM from any responsibility under this aspect. SIEMENS will take on al expenses resulting from any damages caused by its employees and subcontractors to TIM and to third parties, observing the dispositions of this clause.

13.1.1 Bearing in mind the disposed above, in case of any notification, summons or booking, TIM will inform said fact to SIEMENS, in writing, with copies of all the pertinent documentation, in due time allowing SIEMENS to fully exercise its right of defense. Without prior acquiescence in writing by SIEMENS, TIM will not be able to fully recognize the total or partial grounds for the notification, summons or booking.

13.1.2 SIEMENS will, then, take on running the defense for the notification, summons or booking, with the obligation of standing in for TIM in the respective suits, or, when this is not legally permissible, the defense will be run in common agreement by the PARTIES, however, always addressing the guidance offered by SIEMENS.

13.1.3 TIM commits to collaborating with SIEMENS, for the good running of the defense for any eventual notification, summons or booking.

13.1.4 In case SIEMENS should stop acting in defending said claims or actions, TIM will be entitled to take all the appropriate legal measures and will be reimbursed of all expenses resulting from such measures, including eventual sentencing, legal costs and lawyers’ fees.

13.2. Once observed the terms and conditions defined following this, and as long as caused by proven fault or intent by SIEMENS and/or its subcontractors, SIEMENS will become responsible and will indemnify TIM for: (i) any expenses or eventual sentences in relation to bodily injury and/or death of any person, and for (ii) any form of damage, to TIM or to third parties, all of which stemming from the execution of this CONTRACT.

13.3 The overall responsibility of the PARTIES, resulting from and due to this CONTRACT, including any of its ATTACHMENTS or other document part of it or applicable to it, including all fines, penalties, indemnities, or compensations eventually owed to the other PARTY and/or to third parties, regardless of the number of events, is limited to 100% (one hundred percent) of the value of this CONTRACT.

13.4 Notwithstanding the disposed and foreseen in any other provision of this CONTRACT, including any of its ATTACHMENTS or other document part of it or applicable to it, it expressly agreed that the PARTIES will not answer, in any situation, for indirect or consequent losses and damages, including as an example loss of production, loss of revenue, loss of data, loss of profits or revenue, in relation to the PARTY or any third parties.

14. MANAGEMENT AND EXECUTION OF THE CONTRACT

14.1 SIEMENS declares having technical knowledge about all regions where the CONTRACT will be implemented, being aware of eventual conditions that may adversely impact the costs and the execution of the CONTRACT, as well as the TECHNICAL SPECIFICATIONS, sketches, plants, descriptive documents, memorial of relevant calculations, no being to claim ignorance in claiming any adjustments our complaints in relation to the object supplied.

14.2 This CONTRACT will be executed by SIEMENS in compliance with the TECHNICAL SPECIFICATIONS contained in ATTACHMENT 4 and the technical regulations published by ANATEL and by ABNT (“Brazilain Association of Technical Norms - Associação Brasileira de Normas Técnicas”) applicable on the date of execution of the SERVICE or of supplying the GOOD.

14.3 Each PARTY shall formally inform the other PARTY the full name and function of its PROJECT MANAGER.

14.3.1 The PARTIES will appoint substitutes, with the same powers as the original PROJECT MANAGER, in case of occasional absence or impediment of the PROJECT MANAGERS informed.

14.4 SIEMENS will maintain available to TIM, for the term of this CONTRACT, its PROJECT MANAGER, who will be responsible for the implementation, inspection, and installation of the SYSTEM, as well as for the operation of the GOODS and SERVICES.

14.5 PROJECT MANAGERS will be authorized to solver, definitively, any and all issues related to the performance of this CONTRACT as long as said issues fall within their scope of competence, as defined by each PARTY.

14.6 TIM will appoint its PROJECT MANAGER, who will be responsible for inspecting this CONTRACT, from the onset of term to the signature of the FINAL ACCEPTANCE TERM by TIM, with SIEMENS being mandated to collaborate with these inspections.

14.7 SIEMENS will appoint a duly registered in the Regional Council of Engineering and Architecture - Conselho Regional de Engenharia e Arquitetura (CREA) in each state where there is rendering of SERVICE by SIEMENS, with the PROJECT MANAGER being responsible for the execution of the SERVICES.

14.8 Whenever the presence of engineers or technicians from either PARTY is needed, in venues and times appointed by the other PARTY, for performing a specific activity, each PARTY will take on the expenses for its own engineers or technicians, except where the PARTY requesting the presence is unable to perform it as initially planned, for proven reasons attributed exclusively to it.

14.9 Every communication related to the operation of this CONTRACT will be carried out by registered mail, or through electronic means (with proof of remittance), addressing the disposed in clause 30.6, and sent to the other PARTY’s PROJECT MANAGER, except in the case of verbal understandings, defined due to urgency and that must be confirmed, through the same means, within three (3) days of happening.

15. EVENTS (MILESTONES)

15.1 Each PARTY will address the SCHEDULE in the terms foreseen in it and in this CONTRACT.

15.2 Signature of the INITIAL ACCEPTANCE TERM by TIM or the payment to SIEMENS of any monies owed under the terms of this CONTRACT will not release SIEMENS from its responsibility in relation to the activities carried out and to be carried out, and will not imply in their FINAL ACCEPTANCE.

16. PROGRESS, INSPECTION AND TEST REPORTS

16.1 SIEMENS will present TIM, weekly, with reports on the progress of the implementation of the SYSTEM, for the purpose of keeping TIM informed on: (i) the current stage always in comparison with the SCHEDULE; (ii) the next steps to be taken by SIEMENS in relation to the problems faced or to be faced; and (iii) the corrections performed or to be performed.

16.2 Once addressed the provisions foreseen in sub-clauses 3.2 and 12.1.1.”k”, TIM will be entitled to inspect and test the GOODS and SERVICES to be supplied by SIEMENS, for the purpose of verifying its compliance with the applicable technical regulations and the specifications foreseen in this CONTRACT. In these terms, the following can be performed:

a) Quality control tests;
b) Inspection at the moment of supply delivery; and
c) Inspection of the installation.

16.3 Except where agreed otherwise by the PARTIES, SIEMENS will supply at its own expenses, whatever is needed to perform the tests in compliance with ATTACHMENT 5.

16.4 The ACCEPTANCE procedures for the SYSTEM, including for any ITEM, are defined in ATTACHMENT 5.

17. TRANSFER OF OWNERSHIP AND RISKS

17.1 The right of property and responsibility for the risks related to the GOODS and SERVICES supplied by SIEMENS will be transferred to TIM at the moment of signature, by TIM, of the respective INITIAL ACCEPTANCE TERM, in accordance with this CONTRACT.

17.2 In the event of imperfections, defects, errors, omissions or any other irregular situation raised in the execution of this CONTRACT, caused by SIEMENS, these will be solved by SIEMENS within the deadlines agreed, with no cost to TIM.

18. SOFTWARE LICENSE AND INTELLECTUAL PROPERTY RIGHTS

18.1 SIEMENS grants TIM the non-exclusive and not transferable right to use and operate the SOFTWARE supplied under this CONTRACT as well as the DOCUMENTATION and the correlated intellectual property rights for 50 (fifty) years, counted the first-use moment by TIM, for the HARDWARE originally installed or in connection with this HARDWARE, in accordance with the terms of this CONTRACT (“SOFTWARE License”), as long as TIM meets the payment conditions foreseen in CONTRACT. In so far as SOFTWARE not supplied directly by SIEMENS, the company declares owning the necessary rights to transfer the respective license to TIM for use of the SOFTWARE, as long as TIM meets the payment conditions foreseen in the CONTRACT.

18.2 SIEMENS will supply TIM for the warranty period, without additional costs, the UPDATES for the licensed SOFTWARE and the respective rights, as soon as they become available. The PARTIES agree that these UPDATES are supplied free of charges for TIM, and should contain solutions to problems or errors detected during the warranty period. However, it is agreed that additional functionalities contained in these UPDATES can only be used by TIM after agreement by the PARTIES and the consequent issuance of the PURCHASE ORDER for these additional functionalities.

18.3 Any UPGRADES will be supplied by SIEMENS to TIM, as soon as they become available, at prices and conditions to be agreed previously by the PARTIES.

18.4 SOFTWARE License cannot be transferred by TIM to third parties, with the exception of its AFFILIATES in Brazil, with the respective license being, anyway, linked or in connection with the HARDWARE supplied by SIEMENS for which the SOFTWARE was initially installed.

18.5 SIEMENS will transfer to TIM all significant information: related to the GOODS and SERVICES, such as know-how, notices and news, for the purpose of enhancing the SYSTEM. SIEMENS will make available (whenever and as soon as as it becomes available) information related to the content of new launches of the main SOFTWARE, new SYSTEM architecture and new SERVICES.

18.6. The obligations of the PARTIES in so far as concerns the licenses foreseen in this clause will outlive the termination of the CONTRACT, regardless of the reason for it.

18.7 For administrative and customs purposes, pertinent regulations about supply and licensing of imported SOFTWARE are laid out in ATTACHMENT 7.

18.8. It is agreed by the PARTIES that the limitation of responsibility established in clause 13 will not be applicable to the responsibilities belonging to SIEMENS before TIM in so far as concerns violation of correlated SOFTWARE, DOCUMENTATION and intellectual property rights.

18.9 The correlated SOFTWARE use license, DOCUMENTATION and intellectual property right hereby granted by SIEMENS do not constitute any form of transfer of ownership, nor does it confer upon TIM any right of cession, sublicensing or sale of the SOFTWARE, rights that belong exclusively to SIEMENS. TIM commits to preserving the ownership notices and brand found on the SOFTWARE and in its physical environment.

18.10 TIM commits, for itself and for its partners, employees and representatives, to preserve the integrity of the SOFTWARE, it being forbidden to perform any form of reverse engineering, de-compilation, break down or creation of derived works based on the SOFTWARE, as well as modifying the characteristics of the SOFTWARE, enhancing or altering it in any way, without prior and specific, written consent and authorization from SIEMENS. It is established that, from this point on, any alteration to be made on the SOFTWARE, of interest to TIM, at any time, can only be performed by SIEMENS or by person expressly authorized by SIEMENS.

18.11 TIM also commits to using the SOFTWARE exclusively for its own use, being forbiden to sell, transfer, lend, sub-license, cede, alienate, record or generate costs in any way, the whole or in part, under any modality, free or for a price, temporarily or permanently, the SOFTWARE, to any third parties, without prior and specific, written consent and authorization from SIEMENS.

18.12 Transgression by TIM of any of these conditions for use of SOFTWARE will render TIM liable to pay SIEMENS for proven damages and losses caused by TIM, addressed the restrictions foreseen in clause 13 of this CONTRACT.

18.13 DEFENSE AGAINST VIOLATION COMPLAINT.

18.13.1 SIEMENS commits to maintaining TIM free of any suit/complaint filed/presented due to transgression of patent or copyright rights, brand, commercial privilege or other property right (“EXCLUSIVE RIGHTS”) resulting from the use of the SOFTWARE, DOCUMENTATION and any correlated intellectual property rights, by TIM, with SIEMENS having to indemnify TIM for any costs, losses and damages, that are attributed to it, or for values related to agreements entered by SIEMENS, as long as TIM: (i) informs SIEMENS in writing of said suit/complaint and its content, and (ii) attributes to SIEMENS control of such procedures or legal or amicable negotiations, as needed.

18.13.1.1 TIM will collaborate with SIEMENS in the defense of such legal suits/complaints set out in the sub-clause above, it being certain that eventual costs relate to said defenses, including external lawyers’ fees contracted on request by SIEMENS or travel expenses will be born by SIEMENS.

18.13.1.2 With no loss to the disposed in sub-clause 18.13.1. above, should TIM be impeded from using the SOFTWARE, SIEMENS will obtain at its own expenses: (i) the right for TIM to use the SOFTWARE; or (ii) replacement or modification of SOFTWARE in order to avoid violation of the EXCLUSIVE RIGHTS without impairing the functionality and performance of the SOFTWARE to the standards agreed in the CONTRACT.

18.13.1.3 Should none of the options referred to in sub-clause 18.13.1.2 above be feasible, SIEMENS will remove the violated SOFTWARE and restitute TIM any and all sums disbursed to SIEMENS for this purpose, monetarily corrected. In case removal of the SOFTWARE affects essential functional capacities of the SYSTEM, SIEMENS will be obliged to restore the SYSTEM’s capacity to the original standards agreed, with no loss I indemnifying TIM for eventual damages caused as a consequence of its acts or omissions.

18.13.2 The rights foreseen in this clause 18 constitute the sole remedy for TIM in case of real or alleged violation of any EXCLUSIVE RIGHT by third parties.

19. TECHNICAL WARRANTIES

19.1. The PARTIES agree that TIM will inform SIEMENS, in writing, of the occurrence of situations or facts are detected requiring the execution of the Warranty clause with replacement or repair under warranty of the ITEMS.

19.2. SIEMENS guarantees that (i) the SERVICES and GOODS are of the highest quality and suited to performing the purpose for which they are meant; (ii) have never been used before, and (iii) do not feature vices, defects, irregularities or errors, and being in compliance with the TECHNICAL SPECIFICATIONS foreseen in ATTACHMENT 4.

19.3. SIEMENS commits to presenting the RATIFICATION CERTIFICATES for the GOODS supplied, where applicable, with their respective expiry dates duly updated, committing further to renewing, before ANATEL, the RATIFICATION CERTIFICATES whenever these expire or is deemed necessary.

19.4. The warranties foreseen in this clause 19 include peripheral and associated equipment supplied by third parties to SIEMENS, according to the provisions of ATTACHMENT 4.

19.5. Should SIEMENS not manufacture the GOODS, it shall obtain warranty from the manufacturer in favor of TIM in the same terms and conditions agreed in this CONTRACT.

19.6. It is agreed by the PARTIES that all GOODS must correspond to the GSN specifications foreseen in Brazilian legislation, including in so far as regulations issued by ANATEL and ABNT. In case of GOODS, whose standard is not specific for the GSM network, SIEMENS will guarantee their performance, reliability and functionality. The PARTIES also agree that SIEMENS cannot be held responsible for the consequences of any changes to the GSM specifications carried out after supplying the GOODS to TIM.

19.7 HARDWARE WARRANTY

19.7.1 The PARTIES agree that TIM will inform SIEMENS in writing of the occurrence of situations or facts are detected requiring the execution of the Warranty clause with replacement or repair under warranty of the ITEMS.

19.7.2 The warranty period for all the HARDWARE, for each NETWORK ELEMENT or SITE is of twenty-four (24) months, counted from the date of signature of the INITIAL ACCEPTANCE TERM by TIM or of the COMMERCIAL LAUNCH, prevailing whichever one occurs first. SIEMENS will extend the warranty period for a further six (6) months for all the defective HARDWARE that has undergone repair or been replaced during the warranty period, as long as the remaining warranty period is less than six (6) months.

19.7.3 In the event of vices, defects, irregularities and/or errors found during the warranty period established in the sub-clause above, based on the TECHNICAL SPECIFICATIONS, SIEMENS is mandated to repairing or substituting, at its sole discretion, the defective, irregular or incorrect HARDWARE, at no additional cost for TIM, within : (i) 30 (thirty) days, for local HARDWARE; (ii) 60 (sixty) days for imported HARDWARE; and (iii) 75 (seventy-five) days for OEM HARDWARE; all these terms counted from the date of reception of the notification sent to SIEMENS.

19.7.4 The GOODS with imperfections, defects, irregularities or errors substituted will have their property returned to SIEMENS.

19.8 SOFTWARE WARRANTY

19.8.1 The PARTIES agree that TIM will inform SIEMENS in writing whenever the occurrence of situations or facts requiring the execution of the warranty clause with substitution or repair under warranty of the ITEMS is detected.

19.8.2 SIEMENS guarantees TIM that each SOFTWARE, to be supplied to TIM, duly installed and in operation, will be free of defects that impact on the use of the SOFTWARE in compliance with the TECHNICAL SPECIFICATIONS and in accordance with ATTACHMENT 4, during the period of 24 (twenty-four) months counted from the date of signature of the INITIAL ACCEPTANCE TERM by TIM or of the COMMERCIAL LAUNCH, whichever occurs first. In the case of an interruption of the SYSTEM caused by the SOFTWARE, SIEMENS will offer TIM a temporary solution in 24 (twenty-four) hours counted from the moment of reception of the notification sent by TIM reporting the filure raised.

19.9 SERVICE WARRANTY

19.9.1 The PARTIES agree that TIM will notify SIEMENS in writing whenever the occurrence of situations or facts requiring the execution of the warranty clause with substitution or repair under warranty of the ITEMS is detected.

19.9.2 The warranty period for the SERVICES counted from the date of signature of the INITIAL ACCEPTANCE TERM by TIM or of the COMMERCIAL LAUNCH, whichever occurs first. SIEMENS will extend the warranty period for a further (6) six months for every SERVICE not in compliance with the TECHNICAL SPECIFICATIONS and that has been repaired during the course of the warranty period, as long as the remaining warranty period is less than six (6) months.

19.9.3 SIEMENS guarantees TIM that the SERVICES will be performed in a careful and professional manner, in accordance with the TECHNICAL SPECIFICATIONS, with ATTACHMENT 4 and any other specification agreed by the PARTIES, in writing, for said SERVICES. Should evidence be found that the SERVICES were not performed in this way, based on the TECHNICAL SPECIFICATIONS and any other specification agreed by the PARTIES, in writing, SIEMENS, at its own expenses, must immediately correct any existing defects or shortcomings, in the terms and conditions that it agrees to with TIM.

19.10 ITEM CHANGES OR SUBSTITUTIONS

19.10.1 At any moment during the execution of this CONTRACT, SIEMENS may request substitution of ITEMS supplied, as well as changes in the projects and specifications related to them, by way of written agreement between the PARTIES.

19.10.2 Substitutions, modifications or replacements of the ITEMS must address each one of the following conditions:

(a)

May not impact TIM’s capacity of fulfilling its obligations foreseen in the Authorization Terms signed with ANATEL for the rendering of telecommunications services or its capacity to operate the SYSTEM in accordance with the TECHNICAL SPECIFICATIONS;

(b)	May not affect the physical or physical exchange or the performance specifications of the SYSTEM except where established otherwise, always in writing, by TIM;
(c)	May not increase the prices established in this CONTRACT, except when established otherwise, always in writing, in common agreement by the PARTIES;
(d)	May not reduce safety conditions for the ITEM;
(e)	Must be functionally equivalent and compatible with the ITEM replaced, without any need for ant form of adaptation; and
(f)	Must not, in any circumstance, reduce or diminish any of SIEMENS’s obligations in addressing the warranties tendered to TIM.

19.11 SPARE PARTS

19.11.1 The PARTIES agree that TIM will notify SIEMENS in writing whenever the occurrence of situations or facts requiring the execution of the warranty clause with substitution or repair under warranty of the SPARE PARTS is detected.

19.11.2 SIEMENS guarantees the availability of SPARE PARTS and correlated SERVICES, at market prices, for the GOODS produced and supplied by Siemens for a period of 5 (five) years counted from the last supply date for each ITEM to TIM. For GOODS manufactured by third parties, Siemens guarantees the availability of SPARE PARTS in compliance with the respective third party policies and for the period in which said third parties maintain available the respective SPARE PARTS.

19.11.3 TIM will be able to test the SPARE PARTS in 5 (five) working days after their supply. Once this term has been exceeded, without TIM performing any tests, the SPARE PARTS are considered accepted and approved. In case any error or vices are found on the SPARE PARTS, based on the TECHNICAL SPECIFICATIONS, TIM will return to SIEMENS, at the latter’s expenses, the defective SPARE PART within 5 (five) working days counted from the date the notification is issued by TIM. TIM will proceed with payment for the SPARE PARTS supplied free of errors or vices in accordance with the payment conditions foreseen in this CONTRACT.

20. PERFORMANCE BOND

20.1 As a guarantee of addressing all its obligations foreseen in this CONTRACT, SIEMENS will deliver to TIM a “PERFORMANCE BOND” issued by prime banking institution, approved by TIM, whose terms must address the provisions established in ATTACHMENT 6 of this CONTRACT, as well as criteria defined below:

20.2. For the term of this CONTRACT, PERFORMANCE BONDS will be issued for consecutive periods based on the value corresponding to 15% (fifteen percent) of the supply operations for GOODS and SERVICES estimated by TIM, adopted the following:

a)

For the first period of the PERFORMANCE BOND, to be composed of the first 8 (eight) months of this CONTRACT’s term, the value of the PERFORMANCE BOND will be of R$ 16,500,000.00 (sixteen million Reals), corresponding to 15% (fifteen percent) of the total value for supply of GOODS and SERVICES foreseen for this period, with the corresponding PERFORMANCE BOND being presented by SIEMENS to TIM in up to 30 (thirty) days counted from the date of signature of this CONTRACT;

b)

In up to 15 (fifteen) days before the end of the term for the PERFORMANCE BOND supplied for the period foreseen in inset “a” above, SIEMENS commits to delivering the new PERFORMANCE BOND, in replacement for the previous one, to address 15% (fifteen percent) of the value estimated by TIM for the following 6 (six) months, with SIEMENS having to formally request from TIM the related value estimated, in due time, to address the time frame defined in this inset;

c)

After the expiry of the term for the PERFORMANCE BOND foreseen in inset “b” above, SIEMENS will deliver a new PERFORMANCE BOND, in replacement for the previous one and so on, successively at every period of 6 (six) months until the end of the term of this CONTRACT, under the same terms as foreseen in inset “b” above.

20.3. It is agreed that, due to the periodic issuance of the PERFORMANCE BONDS, in the format foresen above, SIEMENS will, after the expiry of the CONTRACT term, contract a new PERFORMANCE BOND, to remain valid until December 31st 2005, corresponding to 3% (three percent) of the value effectively invoiced by the end of the CONTRACT term.

20.4 TIM is entitled to foreclosing on the PERFORMANCE BOND in case of SIEMENS not addressing any of its obligations foreseen in this CONTRACT, notifying SIEMENS promptly of the exercise of the PERFORMANCE BOND.

20.5 It is also agreed that the PERFORMANCE BONDS will be issued on first demand condition, irrevocable, unchangeable and not subject to any prior condition for their execution.

21. IMPORTATION OF GOODS

21.1 GENERAL INFORMATION

21.1.1 Except where otherwise agreed by the PARTIES, TIM will be responsible for the importation, from SITA, of the IMPORTED GOODS that it requests by way of issuing the corresponding PURCHASE ORDER.

21.1.2. TIM will obtain all the necessary approvals to act as importer under Brazilian laws. SSP will advise TIM in any necessary information in relation to the importation procedures to be followed, and will forward TIM any documents required by any applicable Brazilian legislation.

21.2. IMPORT AND EXPORT LICENSES

21.2.1 SITA will be responsible for obtaining any licenses and/or government approval required by the exporting county. The PARTIES will support each other in obtaining any government approval and/or license required by any applicable legislation. Whatever costs are incurred, or come to incur, in obtaining the export licenses will be borne by SITA. TIM will be responsible for obtaining any licenses and/or government approval for the importation of the GOODS, where this is required by the importing country. Whatever costs are incurred, or come to incur, in obtaining the import licenses will be borne by TIM. Should SIEMENS import any of the IMPORTED GOODS in its own name, by way of written request issued by TIM, it will reimburse SIEMENS for the previously agreed costs related to this import operation.

21.3 SHIPMENT IDENTIFICATION FOR IMPORTED GOODS

21.3.1 Any and all documents and consignations must be addressed and identified by SITA in accordance with the latest instructions supplied, in writing, by TIM, with these instructions having to be forwarded to SITA, with a minimum advance of 10 (ten) days working days of the date foreseen for shipment. Any additional costs incurred by TIM due to errors committed by SITA in addressing these instructions will be borne by SITA.

21.4. FREIGHT DOCUMENTATION FOR IMPRTED GOODS

21.4.1 SITA will be responsible for forwarding TIM an original copy of the shipment embarkation documents, for each shipment, preferably 7 (seven) days prior to the arrival of the means of transport, with copies of said documents having to be sent to TIM immediately after the related embarkation. Any costs incurred, including warehousing (in places not belonging to TIM) and the retention charges as a consequence of inadequate or insufficient documentation, as well as in case of delay or non-compliance with this clause, ascribable to SITA, must be borne b the latter. SITA must guarantee that a full document set will accompany the GO0ODS throughout their journey:

  Bill of Lading;
  Commercial Invoices;
  Packing List; and
  Any other documentation required and/or agreed by SIEMENS and TIM.

21.4.2 For insurance purposes, SITA must inform TIM of the arrival date foreseen for the GOODS and the respective value of each shipment, with minimum advance of 3 (three) days before the arrival date foreseen for the specific shipment.

22. INSURANCE

22.1. SIEMENS must contract, at its own expenses and from a prime insurance company, transportation insurance covering: (i) for LOCAL GOODS and GOODS WITH IMPORTED COMPONENTS, from the manufacture plant to the LOCALITY appointed by TIM for the delivery of the related GOODS; and (ii) for IMPORTED GOODS, from the manufacture plant of origin to the respective country border; in both cases, in compliance with the applicable legislation, with the corresponding policies having to ensure replacement value for the GOODS being transported.

22.1.1 SIEMENS will contract, in TIM’s name, transport insurance for IMPORTED GOODS from the country border to the LOCALITY for delivery of the GOODS, with TIM having to reimburse SIEMENS for the corresponding costs, as long as previously approved in writin by TIM, according to the disposed in sub-clause 6.1.3. of this CONTRACT.

22.2. SIEMENS must tender insurance of risks of engineering, installation and assembly of the SYSTEM covering damages caused by SIEMENS, its subcontractors, or damages caused by chance events or force majeur. This insurance must be issued by a prime insurance company, previously approved by TIM, and must cover all reasonable risks inherent to the SERVICES and GOODS foreseen in the object of this CONTRACT. The insurance must remain effective until the signature of the INITIAL ACCEPTANCE TERM by TIM or the COMMERCIAL LAUNCH takes place, whichever happens first.

22.3. SIEMENS will retain civil responsibility insurance to the value of R$ 2,500,000.00 (two million, five hundred thousand Reals), covering material and/or personal damages caused by SIEMENS, or its subcontractors, to TIM or third parties, during the implementation of the SYSTEM, to remain valid until the signature of the INITIAL ACCEPTANCE TERM by TIM or until the COMMERCIAL LAUNCH occurs, whichever happens first. This insurance will be issued by prime insurance company, previously approved by TIM.

22.4. The insurance eventually contracted by TIM will not imply in reason for SIEMENS not to contract the insurance foreseen in this CONTRACT, and will not affect TIM’s right to impose any penalty, indemnity or responsibility on SIEMENS, according to the provisions foreseen in this CONTRACT, even if due to event recovery.

22.5. Coverage conditions for the policies must be analyzed and approved previously by TIM, and cannot undergo any form of change during the term of this CONTRACT, without prior consent and authorization in writing by TIM.

22.6. SIEMENS will present TIM with copies of the policies, fully settled, foreseen in sub-clauses 22.2. and 22.3. above, immediately after their contracting and at each renewal.

23. TAXES

23.1 In so far as concerns LOCAL GOODS, GOODS WITH IMPORTED COMPONENTS and SERVICES, SIEMENS will be responsible for the payment of all taxes and social contributions ascribed to it, including charges for social security, required by the Federal, State and Municipal Governments, as well as by independent government agencies and class associations, except for the rate differential for ICMS (tax related to the circulation of goods and services for interstate transportation and communication) in interstate acquisitions, in connection with this CONTRACT or the execution of its object by SIEMENS, including fines and other accessory obligations.

23.2 SIEMENS must forward to TIM, upon request, proof of the payments mentioned in sub-clause 23.1 above.

23.3 In the event of changes to the tax legislation, any taxes, duties or social contributions created, altered or extinguished, as well as the occurrence of additional legal definitions after the date of signature of this CONTRACT, that may impact on the prices hereby contracted, will influence proportionately the prices hereby contracted.

24. PENALTIES

24.1. PENALTIES IMPOSED BY ANATEL

24.1.1 Once addressed the limits of responsibility foreseen in clause 13, and as long as stemming from proven fault or intent by SIEMENS or its subcontractors, SIEMENS will indemnify TIM for the sum total of the fines and penalties imposed by TIM to ANATEL, in relation to any absence or lack of RATIFICATION CERTIFICATES for the GOODS and for any non-compliance or the technical requirements established by ANATEL, for said GOODS, with this indemnity payment being limited to the maximum value of the ITEM, per event, it being agreed that SIEMENS will not have to indemnify TIM for any other fines or penalties imposed to it by ANATEL.

24.2. PENALTIES FOR DELAY IN SUPPLY

24.2.1 in the event that, due to circumstances for which SIEMENS is proven to be responsible, the SYSTEM or part of the of the SYSTEM is not ready for approval in the acceptance tests, according to: (i) the dates agreed in the SCHEDULE, as long as the conditions established in ATTACHMENT 8 by TIM are addressed; or (ii) the obligations stemming from the RESPONSIBILITY MatriX foreseen in ATTACHMENT 2, TIM will be entitled to levying from SIEMENS the following fines:

(A) for each SITE not ready for undergoing ACCEPTANCE TESTS, and whose delay exceeds 10 (ten) days, a fine of 0.33% (zero point three three percent) over the VALUE OF THE SITE (as defined in the respective PURCHASE ORDER(S)) per day late, limited, however, to 20% (twenty percent) of the VALUE OF THE SITE;

(B) for all other GOODS and SERVICES and whose delay exceeds 10 (ten) days, a fine of 0.33% (zero point three three percent) over the GOOD or SERVICE late (as defined in the PURCHASE ORDER(S)) per day late, limited, however, to 20% (twenty percent) of the GOOD or SERVICE late.

24.2.2 The eventual acceptance by TIM, of extension of the deadlines to be met by SIEMENS, will not release SIEMENS from the responsibility for eventual delays in supplying GOODS or in performing SERVICES that were required before the appearance of said extensions.

24.3. PENALTIES FOR NOT ADDRESSING TECHNICAL SPECIFICATIONS

24.3.1 In the event that the GOODS installed do not address the TECHNICAL SPECIFICATIONS found in ATTACHMENT 4, in the terms of this instrument, TIM will be able to levy a single fine, for each GOOD, and to a maximum of 10% (ten percent) over the value of the afore mentioned GOOD, with no loss to its replacement under the provisions of clause 19.

24.4. PENALTIES FOR NOT ADDRESSING DEADLINES FORESEEN IN CLAUSE 19 (TECHNICAL WARRANTIES)

24.4.1 During the warranty periods of the HARDWARE and/or SOFTWARE, in case SIEMENS incurs in delay of delivery, for proven reasons of its own fault or intent, TIM will be entitled to apply for each GOOD that is late in excess of 10 (ten) days 0.33% (zero point three three percent) of its value, for each day late counted from non-compliance of the deadlines established in clause 19 (Technical Warranties), counted from the date of TIM’s written notification to SIEMENS when the occurrence of situations and facts where the execution of the warranty clause with substitution or repair of the GOODS to a maximum value of 20% (twenty percent) of the value of the above mentioned GOOD is detected.

24.5. PENALTIES FOR “DOWN TIME”

24.5.1 SIEMENS assures that all NETWORK ELEMENTS (BSC) will be available for TIM during the respective warranty periods, as foreseen in this instrument.

24.5.2 SIEMENS assures that the annual failure rate for each NETWORK ELEMENT (BSC) will not exceed 40 (forty) minutes of ”down time” (out of operation) per calendar year (“Annual Failure Rate”).

24.5.2.1 In case the Annual Failure Rate is exceeded, by proven fault or intent of SIEMENS, it shall pay the penalties for the time exceeding the Annual Failure Rate, according to the provisions defined below:

(a) fine 0.33% (zero point three three percent) of the value of the NETWORK ELEMENT impacted, for every 15 (fifteen) minutes of down time exceeding the Annual Failure Rate, however, limited to 1.5% (one point five percent) over the value of the NETWORK ELEMENT in case of point, regardless of the number of events; and

(b) once the maximum fine limit is reached, according to the dispositions of the preceding inset, and with “down time” persisting for the NETWORK ELEMENT, TIM will be entitled to levy a fine of 0.5% (zero point five percent) over the value of the NETWORK ELEMENT impacted (BSC) for every 10 (ten) minutes of ”down time” exceeding the maximum down time length, stipulated in the preceding inset, limited to a 5% (five percent) over the value of the NETWORK ELEMENT in case of point.

24.5.3 For the purposes of this sub-clause 24.5, the Annual Failure Rate will not take into account down time caused by:

(i)	preventive and/or corrective maintenance in accordance with the terms of this CONTRACT;
(ii)	handling, sizing or alterations made unduly by TIM and/or its subcontractors, as long as proven by SIEMENS; and
(iv)	FORCE MAJEUR events.

24.5.4 In case the above defined fines have all been applied to their maximum limit, TIM will be entitled to, at its sole discretion, rescind the CONTRACT.

24.5.5 Payment of the respective fines will not release SIEMENS from addressing its obligations.

24.5.6 During the term of this CONTRACT, in case of conflict or doubt in relation to the terms and conditions herein foreseen, and the terms and conditions of system support contract signed or to be signed by the PARTIES, the more beneficial conditions for TIM shall prevail, it being strictly forbidden for TIM to conjugate conditions from more than one contract simultaneously.

24.5.7 The PARTIES are expressly in agreement with the fact that the penalties foreseen in this clause or in any other clause in this CONTRACT, do not eliminate, nor in any way reduce the obligations or the duties of the PARTIES, that will remain valid until fully achieved, notwithstanding the payment of said penalties.

25. RESCISION

25.1. Any of the PARTIES may rescind this CONTRACT: (i) in the event of declaration of bankruptcy, request for Chapter 11 bankruptcy, legal or extra-judicial dissolution of the other PARTY; and (ii) in the event of total or partial cession or transfer of this Contract, without prior consent from the other PARTY; with, to this end, the PARTY impacted inform in writing the other PARTY, with immediate effect, with no loss to the right of collection of eventual credits owed by one PARTY to the other.

25.2. The PARTY, which has suit filed against it that might impact on its credibility or ontegrity, will immediately attribute to the other PARTY the right to immediate rescission of this CONTRACT.

25.3. If any of the PARTIES does not address its contractual obligations, the PARTY that feels harmed will inform the other PARTY in writing, so that the latter will have 30 (thirty) consecutive days to do so counted from the reception of said notice issued by the PARTY to right the situation. Once the term defined has expired with the PARTY considered delinquent having addressed and met its obligations, the innocent PARTY will be able to rescind this instrument.

25.4. TIM will pay SIEMENS the total value of the GOODS and SERVICES already delivered or shipped up to the date of reception of the rescission notice, added to the total value for the GOODS and SERVICES ready for delivery or in process of being manufactured, whether at SIEMENS, or at its subcontractors’ facilities, as well as any materials or equipment ordered by SIEMENS to third parties, in addressing the ACCEPTED PURCHASE ORDERS, up to the last day preceding the date the date the rescission notification is sent, duly attested by SIEMENS and validated by TIM based on the TECHNICAL SPECIFICATIONS. In any event, TIM will hold the option to request conclusion of supply of the GOOD or SERVICE in process of manufacture/undertaking, according to the terms and conditions foreseen in the respective PURCHASE ORDERS.

25.4.1. Any and all GOODS and SERVICES ready for delivery, or in process of manufactured, or already ordered by SIEMENS from third party suppliers, to address the ACCEPTED PURCHASE ORDERS, will become property of TIM, with the latter becoming responsible for the costs or picking up and transporting the GOODS, except where TIM decides to exercise the option of requesting the conclusion of supply for the GOOD or SERVICE, event in which the company will only take on the UNIT PRICES for said GOODS and SERVICES.

25.5. In the event of termination of this CONTRACT, for whatever reason, the PARTIES’ duties and obligations, acquired before the effective termination date, shall remain unchanged and valid, with the PARTIES being mandated to address them in compliance with provisions of this CONTRACT.

25.5.1. It is agreed between the PARTIES that the rights and obligations resulting from clauses 13 (Responsibilities), 18 (Software License and Intellectual Property Rights), 19 (Technical Warranties), 24 (Penalties) and 27 (Confidentiality) will outlive the termination, remaining valid after termination of the Contract.

25.6. The PARTIES agree, from this moment on, that no rescission indemnity or fine will be owed between the PARTIES for the rescission of this CONTRACT according to the terms and conditions foreseen above.

26. FORCE MAJEUR

26.1. For the purposes and intents of this CONTRACT, the PARTIES are free of any responsibility or penalties, in the event of occurrence of events considered as chance events or of force majeur (“FORCE MAJEUR”), according to the single paragraph of article 393 of the Brazilian Civil Code, once the procedures stated below have been followed:

26.2. In the event of occurrence of FORCE MAJEUR events, the affected PARTY will dedicate its best efforts to annulling the effects of said events. In case the FORCE MAJEUR event lasts over 60 (sixty) days, any of the PARTIES will be entitled to cancel the part of the PURCHASE ORDER affected by such event, free of any onus, with TIM remaining obliged to the payment to the remaining parties of the PURCHASE ORDERS unaffected by the FORCE MAJEUR.

26.3. FORCE MAJEUR cases must be notified to the other PARTY in writing, within 7 (seven) days counted from the date the impacted PARTY learns of the FORCE MAJEUR. Lack of communication within the above-defined timeframe will impair the right to allege the referred cases.

27. CONFIDENTIALITY

27.1 The PARTIES, its AFFILIATES, employees and subcontractors may not disclose any CONFIDENTIAL INFORMATION to which they have access, due to this CONTRACT to any third parties, with said CONFIDENTIAL INFORMATION being used only for the purposes of this CONTRACT. Disclosure and/or reproduction, total or partial, of any CONFIDENTIAL INFORMATION or of this CONTRACT, or of any detail of its progress, can only be made with prior consent and in writing from the other PARTY. The obligations indicated in this clause will outlive the termination of this CONTRACT by five (5) years, regardless of the reason for termination.

27.2 The above foreseen confidentiality obligation is not applicable to CONFIDENTIAL INFORMATION that:

a) the receiving PARTY can demonstrate is already in public domain or that becomes of public domain, not through violation of this CONTRACT by the receiving PARTY;

b) belonged to the receiving PARTY before its reception from the issuing PARTY, as attested by written records of the former;

c) is developed independently of the receiving PARTY, as attested by written records;

d) is approved for disclosure by way of written authorization from the issuing PARTY; and

e) whose disclosure is required by law or other rule imposed by government agency.

28. ARBITRATION

28.1. In the event of litigation or divergence stemming from this CONTRACT or of agreements, in relation to its execution, the PARTIES will make every effort in the sense of settling them amicably. The agreement attempt will be considered unsuccessful, as soon as one of the PARTIES informs this to the other PARTY, in writing.

28.2. Once the agreement attempt has been unsuccessful, divergences will be settled in definitive based on the procedural rules of the Arbitration and Mediation Chamber of the Brazil-Canada Chamber of Commerce, through an arbitral court composed by 3 (three) arbitrators appointed in compliance with the above-mentioned rules. Arbitration will be based on the law, with Brazilian material law being applicable and voided the use of any other Materia legalis.

28.3. The forum of the city of São Paulo, State of São Paulo, at the facilities of the Arbitration and Mediation Chamber of the Brazil-Canada Chamber of Commerce is chosen for installing arbitral proceedings, utterance and execution of the arbitral sentence. Complementarily, the procedural law for this forum will be applicable to the provisions of the Arbitration and Mediation Chamber of the Brazil-Canada Chamber of Commerce.

28.4. The official language used in the arbitral proceedings will be Portuguese.

28.5. The arbitral sentence must have its grounds stated in writing and will not be liable to any other appeals or ratification by the Legal System. The arbitration tribunal will also decide on the costs of the arbitration process, as well as the fees to be paid to the arbitrators.

28.6. The arbitral sentence will be immediately obeyed in all its terms by the PARTIES, and must be issued within a maximum of 6 (six) months counted from the onset of arbitral procedures.

29. JOINT RESPONSIBILITY

29.1. Once observed the limits of responsibility and the other conditions fixed in clause 13, SSP, DFV, SITA and SES, are and will be jointly responsible for each other, before TIM, for all the obligations that they have expressly taken on through this CONTRACT. To this end, and based on the terms herein foreseen, TIM will be entitled to, in a single opportunity and exclusively in a proven violation of any of the said obligations by one or more of the above-mentioned companies, demand that these obligations be addressed by any one of the listed companies.

30. GENERAL DISPOSITIONS

30.1. ALTERATIONS

Any and all modifications to this CONTRACT shall be mutually agreed, in writing, and signed by the legal representatives of the PARTIES.

30.2. INDEPENDENT CONTRACTING PARTIES

The relationship between the PARTIES is purely contractual in nature, with no labor relations existing between them or the employees or representatives of one PARTY in relation to the other. The PARTIES will not be responsible for any acts practiced by the other PARTY, or by the employees or representatives of the other PARTY, except within the limits, terms and conditions foreseen in this CONTRACT.

30.3. NOVATION

With no loss to the limits, terms and conditions herein foreseen, abstention by the PARTIES from using any right, choice or power attributed to them in this CONTRACT or in law, will not imply in novation or waiver of the rights assured in this CONTRACT or in law, which may be practiced at any moment, constituting the referred abstention in mere liberality by the PARTY.

30.4. MODIFICATION OF THE SYSTEM

In the event any technical changes or modifications are necessary to the SYSTEM, SIEMENS must inform TIM, with at least thirty (30) days advance notice of its implementation, and prior authorization must be obtained, in writing, from TIM before beginning any activities.

30.5. INVALID CLAUSES

In the event one or more clauses in this CONTRACT are or become legally invalid, null or annullable, the remaining clauses of the CONTRACT will not be affected. The PARTIES will be entitled to substitute the legally invalid, null or annullable clauses with other legally valid clauses, and that must correspond to the intention of the invalid, null or annulled clauses and the object of this CONTRACT.

30.6. COMMUNICATIONS

Except in so far as concerns operational procedures, whose treatment is provided for in sub-clause 14.9 of this CONTRACT, any communication, instruction or other communication to be sent in compliance with the terms of this CONTRACT to any of the PARTIES, must always be done in writing, and sent with Reception Notice (Aviso de Recebimento – AR), to the following addresses (or to other addresses informed in writing by one PARTY toi the other, under the terms and conditions of this CONTRACT).

If meant for TIM:	Rua Fonseca Teles, n.º 18/30
São Cristóvão - Rio de Janeiro - RJ
CEP 20940 200
At.: Cláudio Bastos

At.: Márcia Silveira

If meant for SIEMENS:	Siemens Ltda.
Avenida Mutinga n.º 3800
Setor: ICM-N, 2º andar
Pirituba - São Paulo – SP
CEP: 05110-901
At.: Jairo Cardoso de Oliveira

At.: André Luiz Nunes Machado

30.7. TITLES OF THE CLAUSES

The titles of the clauses in this CONTRACT have been included for mere convenience or reference purposes and will not affect the meaning or interpretation of this CONTRACT.

30.8. LANGUAGE

The Portuguese language will be the language used in all documents and communications related to this CONTRACT, except where otherwise agreed by the PARTIES, such as in the case of a few TECHNICAL SPECIFICATIONS.

30.9. LAWS

This CONTRACT will be ruled and interpreted in accordance with the laws of the Federated Republic of Brazil.

IN WITNESS OF THIS, the legal representatives of the PARTIES sign this CONTRACT in 6 (six) copies of equal form and content in the presence of 2 (two) witnesses, undersigned.

Rio de Janeiro, November 2, 2002.

/s/ Luis Roberto Antonik           /s/ Mozart Galvão
________________________________________________________________________
TIM CELULAR S.A.

/s/ Luis Roberto Antonik           /s/ Mozart Galvão
________________________________________________________________________
TIM SUL S.A.

__________________________________________________
SIEMENS LTDA.

__________________________________________________
SIEMENS MOBILE COMMUNICATIONS S.p.A.

___________________________________________________
SIEMENS ENGENHARIA E SERVICE LTDA.

___________________________________________________

DFV TELECOMUNICAÇÕES E INFORMÁTICA S.A.

Witnesses:

____________________________________________	____________________________________________
Name:	Name:
RG:	RG:
CIC:	CIC:

Last page of the Contract for Supply of GOODS and SERVICES

ATTACHMENT 1 - PRICE LIST, DISCOUNTS
AND VOUCHERS

* represents omitted information, which is the subject of a request for confidential treatment with the SEC

ANNEX 1 UNIT PRICE LIST, DISCOUNTS AND
VOUCHERS

*

ANNEX 1 UNIT PRICE LIST, DISCOUNTS AND
VOUCHERS